Exhibit 5


                          DIRECT DIAL: (212) 819-8530







July 9, 2001


Greyhound Funding LLC
900 Old Country Road
Garden City, New York 11530


Dear Sirs:

         We have examined the Registration Statement on Form S-1 (No. 333-40708) (the "Registration Statement') filed by Greyhound Funding LLC (the "Company"), Raven Funding LLC and D.L. Peterson Trust with the Securities and Exchange Commission under the Securities Act of 1933, for the registration of $1,000,000 principal amount of the Company's Series 2001-1 Floating Rate Asset Backed Notes (the "Notes"), to be issued pursuant to the Base Indenture dated as of June 30, 1999 (the "Indenture") between the Company and The Chase Manhattan Bank (the "Trustee") and a Series 2001-1 Indenture Supplement to be entered into between the Issuer and the Trustee (the "Indenture Supplement"). Capitalized terms not otherwise defined herein shall have the meanings specified in the Indenture and the Indenture Supplement.

         In our opinion, when the Notes have been duly executed, authenticated and delivered against payment therefor and the Indenture Supplement, under which the Notes are to be issued, has been executed and delivered, the Notes will be validly issued and binding obligations of the Company and will be entitled to the benefits provided by the Indenture and the Indenture Supplement, in each case except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

                                        Very truly yours,




                                        WHITE & CASE LLP

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